Exhibit 3.4

SAN DIEGO GAS & ELECTRIC COMPANY

___________________________________________________

AMENDED AND RESTATED ARTICLES OF INCORPORATION

___________________________________________________

Robert M. Schlax and Jennifer F. Jett certify that:

1.  They are a Vice President and the Corporate Secretary, respectively, of San Diego Gas & Electric Company, a California corporation.

2.  The Articles of Incorporation of San Diego Gas & Electric Company are amended and restated to read in full as set forth on Exhibit A hereto, which is incorporated by this reference as if fully set forth herein.

3.  The amendment and restatement has been approved by the board of directors.

4.  The amendment and restatement has been approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code.  The total number of outstanding shares of the corporation entitled to vote on the amendment and restatement was 116,583,358 shares of Common Stock.  There are no outstanding shares of Cumulative Preferred Stock of the corporation.  There are no outstanding shares of Preference Stock (Cumulative) of the corporation.  There are no outstanding shares of Series Preference Stock of the corporation.  The number of shares voting in favor of the amendment and restatement equaled or exceeded the vote required.  The percentage vote required was not less than 66 2/3% of the outstanding shares of Common Stock.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  August 15, 2014                                 _____________________________

     Robert Schlax

     Vice President, Controller, and Chief

     Financial Officer

     ______________________________

     Jennifer F. Jett

     Corporate Secretary

Exhibit A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SAN DIEGO GAS & ELECTRIC COMPANY

FIRST:  That the name of the Corporation shall be SAN DIEGO GAS & ELECTRIC COMPANY (the “Corporation”).

SECOND:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD:  That the Corporation shall have perpetual existence.

FOURTH:  The total number of shares of all classes of stock that the Corporation shall have authority to issue is 300,000,000, of which 255,000,000 shall be shares of Common Stock, each without par value (“Common Stock”), and 45,000,000 shall be shares of Preferred Stock, each without par value (“Preferred Stock”).

The Preferred Stock may be issued in one or more series.  The board of directors of the Corporation (the “Board”) is authorized (a) to fix the number of shares of any series of Preferred Stock; (b) to determine the designation of any such series; (c) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series; and (d) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock.

FIFTH:  Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.  Vacancies on the Board, including, without limitation, vacancies created by the removal of any director, may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director.

SIXTH:

A.

LIMITATION OF DIRECTORS’ LIABILITY.

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

B.

INDEMNIFICATION OF CORPORATE AGENTS.

The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.

C.

INSURANCE.

The Corporation shall have the power to purchase and maintain insurance on behalf of any agent (as defined in Section 317 of the California Corporations Code) of the Corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such to the fullest extent permissible under California law and whether or not the Corporation would have the power to indemnify the agent under Section 317 of the California Corporations Code or these articles of incorporation.

D.

REPEAL OR MODIFICATION.

Any repeal or modification of the provisions of this Article SIXTH shall be prospective only and shall not adversely affect the rights or protections or increase the liability of any director or agent of the Corporation existing at the time of such repeal or modification.

SEVENTH:  The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation, without any action on the part of the shareholders, except as otherwise required by the California Corporations Code.  Bylaws also may be adopted, amended or repealed by the shareholders of the Corporation by the approval of the outstanding shares (as defined in Section 152 of the California Corporations Code).